EXHIBIT 99.1

Arbutus Biopharma to Participate in Upcoming Investor Conferences

VANCOUVER, British Columbia and DOYLESTOWN, Pa., Feb. 04, 2016 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq:ABUS), an industry-leading therapeutic solutions company focused on developing a cure for chronic hepatitis B virus (HBV) infection, today announced that the company will be participating in two upcoming investor conferences.

  LEERINK Partners 5th Annual Global Healthcare Conferecne, February 11, 2016, New York
  RBC Capital Markets 2016 Global Healthcare Conference, February 23-24, 2016, New York

Arbutus’ President and CEO, Dr. Mark J. Murray, will present at the LEERINK conference on Thursday, February 11, 2016. A simultaneous webcast of the presentation can be accessed by visiting the Investor sections of www.arbutusbio.com and selecting Events and Presentations. Replays will be available on the Arbutus website following the event.

About Arbutus
Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic HBV infection.  Our strategy is to target the three pillars necessary to develop a curative regimen for HBV: suppressing HBV replication within liver cells, stimulating and reactivating the body’s immune system so that it can mount an effective defense against the virus and, eliminating the reservoir of viral genomic material known as covalently closed circular DNA, or cccDNA that is the source of HBV persistence. Our portfolio of assets includes a broad pipeline of drug candidates for use in combination to develop a cure for HBV. To support continuous discovery of potential novel drug candidates and technologies, Arbutus has a research collaboration agreement with the Baruch S. Blumberg Institute that provides exclusive rights to in-license any intellectual property generated through the collaboration. The Baruch S. Blumberg Institute was established in 2003 by the Hepatitis B Foundation.

Arbutus is headquartered in Vancouver, BC, Canada with offices in Doylestown, PA, USA. For more information, visit www.arbutusbio.com.

Contact Information
Investors
Adam Cutler
Senior Vice President, Corporate Affairs
Phone: 604.419.3200
Email: acutler@arbutusbio.com

Helia Baradarani
Manager, Investor Relations
Phone: 604.419.3200
Email: hbaradarani@arbutusbio.com

Media
Please direct all media inquiries to: media@arbutusbio.com